UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2025
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Amprius Technologies, Inc.
(Exact name of Registrant as Specified in Its Charter)
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Delaware	001-41314	98-1591811
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1180 Page Ave Fremont, California	94538
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (800) 425-8803
N/A
(Former Name or Former Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AMPX	The New York Stock Exchange
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50	AMPX.W	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 18, 2025, Dr. Kang Sun, the Chief Executive Officer of Amprius Technologies, Inc. (the "Company") informed the Company's Board of Directors (the "Board") of his intention to step down from his officer position, effective as of December 31, 2025. Dr. Sun will assume the position of Executive Advisor of the Company on January 1, 2026. Dr. Sun will continue to be a member of the Board. Dr. Sun's decision to step down is not the result of any disagreement regarding any matter relating to the Company's operations, policies or practices.

The Company has entered into an amended and restated employment letter agreement with Dr. Sun, effective January 1, 2026 (the "Employment Agreement"). The Employment Agreement provides that Dr. Sun's employment is at-will and may be terminated by either Dr. Sun and the Company at any time and for any reason. Pursuant to the Employment Agreement, Dr. Sun will receive an annual salary of $633,000 and will not be eligible to receive any annual bonus or participate in any annual bonus program of the Company. Dr. Sun will remain eligible to vest in any and all his outstanding equity awards in respect of shares of the Company in accordance with the terms thereof, subject to Dr. Sun's continued service to the Company under the terms of the Employment Agreement through the applicable vesting dates.

Pursuant to the Employment Agreement, if Dr. Sun's employment is terminated by the Company other than for Cause (as defined in the Employment Agreement), or by Dr. Sun for Good Reason (as defined in the Employment Agreement) or as a result of Dr. Sun’s death or disability, in any such case, Dr. Sun will be eligible to receive severance benefits in the form of base salary continuation for a period of six months following the date of termination, subject to his execution of an effective release of claims, and the unvested portion of his then-outstanding equity awards that would normally vest over the following six months from the date of termination will immediately vest prior to such termination and become exercisable; provided, that if such termination occurs upon or within six months following the closing of a Change in Control (as defined in the Employment Agreement), all outstanding stock options then-held by Dr. Sun will immediately vest and become exercisable.

The foregoing description does not purport to be complete and is subject to, and qualified in its entirety by, the complete text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal period ending December 31, 2025.

The Company's current President, Mr. Tom Stepien, 64, has been appointed Chief Executive Officer of the Company, effective as of January 1, 2026. Mr. Stepien will receive an annual base salary of $633,000 and will be eligible to earn an annual cash bonus, with a target amount equal to 100% of his base salary, based on the achievement of performance goals established by the Board or the compensation committee of the Board in its sole discretion.

In connection with his appointment as Chief Executive Officer, the Compensation Committee approved a grant to Mr. Stepien of an award of 200,000 restricted stock units, with a grant date of December 19, 2025, covering shares of the Company's common stock pursuant to the Company's 2022 Equity Incentive Plan and a grant agreement entered into between the Company and Mr. Stepien. The award will vest as to 25% of the total number of restricted stock units granted on the first quarterly vesting date of the Company on or immediately following the one-year anniversary of the grant date, and the remainder will vest quarterly over three years thereafter, subject to Mr. Stepien's continuous employment with the Company on each applicable vesting date.

Mr. Stepien joined the Company as President in May 2025. Prior to joining the Company, Mr. Stepien served as Chief Executive Officer of South 8 Technologies, a provider of novel electrolyte for lithium-ion batteries, from August 2023 to March 2025; from December 2020 to July 2023, he was an Operating Partner at KCK Group, a private equity firm focused on industrial technologies. Mr. Stepien also co-founded and led Primus Power, a long-duration stationary storage company in 2009. Earlier in his career, he held leadership roles at Applied Materials, the global semiconductor equipment leader.

The selection of Mr. Stepien was not pursuant to any arrangement or understanding between him and any other person. There have been no transactions since the beginning of the Company’s last fiscal year, and there are no currently proposed transactions, in which the Company was or is to be a participant and in which Mr. Stepien or any member of his immediate family had or will have any material interest that are required to be reported under Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMPRIUS TECHNOLOGIES, INC.

Date: December 22, 2025	By:	/s/ Ricardo C. Rodriguez
Name: Ricardo C. Rodriguez
Title: Chief Financial Officer